Exhibit 99.1

INTERVAL LEISURE GROUP REPORTS FIRST QUARTER 2015 RESULTS

Miami, FL, May 7, 2015 — Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced results for the three months ended March 31, 2015.

FIRST QUARTER 2015 HIGHLIGHTS

•                  ILG consolidated revenue increased by 17.5% year-over-year, and 11.1% excluding pass-throughs

•                  Diluted earnings per share of $0.44, an increase of 7.3%

•                  Adjusted EBITDA improved by 5%

•                  In constant currency:

•                  Revenue increased by 19.5%, or 13.4% excluding pass-through revenue

•                  Diluted EPS was $0.45, an increase of 9.8% over the prior year

•                  Adjusted EBITDA of $54.0 million, an increase of 7.4%

•                  Free cash flow increased by 93.5% to $59.9 million

“ILG executed in-line with our expectations for the quarter. Strong free cash flow for the period reflects over $20 million in incremental net cash receipts.  The Exchange and Rental segment delivered revenue improvements in rentals and Getaway transactions. With a year-to-year increase in constant currency adjusted EBITDA of over 40%, our Vacation Ownership segment benefited from the inclusion of HVO and organic growth in our U.S. management business,” said Craig M. Nash, chairman, president and CEO of Interval Leisure Group. “Additionally, we also are making progress ramping up our vacation ownership sales and marketing initiatives.”

Financial Summary & Operating Metrics (USD in millions except per share amounts)

	Three Months Ended March 31,		Year Over Year
METRICS	2015	2014	Change
Revenue	184.6	157.0	17.5%
Exchange and Rental revenue	135.6	130.1	4.3%
Vacation Ownership revenue	48.9	27.0	81.5%
Gross profit	102.2	93.2	9.7%
Net income attributable to common stockholders	25.3	23.7	6.5%
Adjusted net income*	24.7	24.4	1.5%
Diluted EPS	$0.44	$0.41	7.3%
Adjusted diluted EPS*	$0.43	$0.42	2.4%
Adjusted EBITDA*	52.8	50.3	5.0%

BALANCE SHEET DATA	March 31, 2015	December 31, 2014
Cash and cash equivalents	97.1	80.5
Debt	458.0	488.0

	Three Months Ended March 31,		Year Over Year
CASH FLOW DATA	2015	2014	Change
Net cash provided by operating activities	64.7	34.1	90.0%
Free cash flow*	59.9	31.0	93.5%

* “Adjusted net income”, “Adjusted EPS”, “Adjusted EBITDA” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

First Quarter 2015 Consolidated Operating Results

Consolidated revenue for the quarter ended March 31, 2015 was $184.6 million, an increase of 17.5% compared to the first quarter of 2014. In constant currency (defined below), consolidated revenue increased by 19.5% to $187.6 million. Excluding pass-through revenue, consolidated revenue increased by $14.6 million, or 11.1%, and by $17.7 million, or 13.4%, in constant currency.

Net income attributable to common stockholders for the three months ended March 31, 2015 was $25.3 million, an increase of 6.5% from the first quarter of 2014 driven by the incremental earnings contribution from our recently acquired Hyatt Vacation Ownership (HVO) business. However, these results were impacted by incremental depreciation and amortization expense of $1.0 million and interest expense of $1.1 million incurred in connection with our acquisition of HVO. Diluted earnings per share (EPS) were $0.44 compared to diluted EPS of $0.41 for the same period of 2014.  In constant currency, diluted EPS was $0.45 and net income attributable to common stockholders was $26.2 million. Adjusted net income (defined below) for the quarter ended March 31, 2015 was $24.7 million and, in constant currency, was $25.7 million.

Adjusted EBITDA (defined below) for the quarter ended March 31, 2015 was $52.8 million a 5% improvement from $50.3 million for the same period of 2014. On a constant currency basis, adjusted EBITDA would have been $54.0 million, an increase of 7.4% over the prior year quarter.

Business Segment Results

In the fourth quarter of 2014, as a result of the HVO acquisition, ILG reorganized its management reporting structure resulting in the following operating and reportable segments: Exchange and Rental, and Vacation Ownership.

The Exchange and Rental segment offers access to vacation accommodations and other travel-related transactions and services to leisure travelers, by providing vacation exchange services and vacation rentals, working with resort developers and managing vacation properties. The Vacation Ownership segment engages in the management, sales, marketing, and financing of vacation ownership interests and related services to owners and associations.

Exchange and Rental

Exchange and Rental segment revenue for the three months ended March 31, 2015 was $135.6 million, an increase of 4.3% from the comparable period in 2014. Segment results benefitted from the incremental contribution from Hyatt Residence Club (HRC), which was partially offset by a 2% decline in Interval Network membership fee revenue (defined below).

For the first quarter of 2015, membership fee revenue was $32.3 million, an increase of 1.4%, and transaction revenue (defined below) was $56.3 million, comparable to the same period in 2014.

Total active members at March 31, 2015 were approximately 1,811,000, relatively flat with last year. Average revenue per member for the first quarter of 2015 was $49.87, an increase of 1.2% from the first quarter of 2014.  In constant currency, average revenue per member was $50.20.

During the first quarter, the Interval Network affiliated 22 vacation ownership resorts in domestic and international markets.  Membership mix as of March 31, 2015 included 58% traditional and 42% corporate members, compared to 59% and 41%, respectively, as of March 31, 2014.

Year-over-year, rental management revenue grew by 2.0%. Rental RevPAR (defined below) was $130.39, a decrease of 5.1% over prior year’s RevPAR of $137.37. The decrease in RevPAR is largely a result of newly-acquired rental management contracts on the mainland which operate at a lower RevPAR, yet contributed favorably to the overall increase in rental management revenue. Effective January 1, 2015, a change in industry reporting standards now excludes certain resort fees from gross lodging revenue (defined below); consequently, RevPAR for the 2014 period has been recast to reflect this change. Hawaii-only RevPAR increased 1.7% in the quarter compared to prior year.

Exchange and Rental segment adjusted EBITDA was $45.9 million in the first quarter, an increase of 2.6% from the prior year due to the incremental contribution from HRC. In constant currency, segment adjusted EBITDA was $46.2 million.

Vacation Ownership

Vacation Ownership segment revenue for the three months ended March 31, 2015 was $48.9 million, including $25.1 million of management fee revenue (defined below). The increase over the prior year of $22.0 million, or 81.5%, in segment revenue for the first quarter of 2015 reflects increases of $8.6 million of incremental vacation ownership sales and financing revenue and $11.0 million in pass-through revenue, entirely related to the HVO acquisition, as well as $2.4 million, in management fee revenue. The increase in management fee revenue is a result of incremental revenue from the HVO acquisition, partly offset by the foreign currency negative impact of translating the results of VRI Europe into U.S. dollars.

On a constant currency basis, total revenue and revenue excluding pass-through for this segment would have been $51.4 million and $36.1 million, respectively, an increase of 90.7% and 59.3%, over the prior year quarter.

Additionally, approximately $0.4 million in operating income was not recognized due to the unfavorable impact of a purchase accounting treatment applicable to the October 1, 2014 acquisition of HVO, whereby pre-acquisition deferred revenue and any related expenses have been re-measured as of the acquisition date. As it relates to the HVO transaction, this re-measurement resulted in less income being recognized during the quarter than would have otherwise been recognized on a historical basis.

Vacation Ownership segment adjusted EBITDA was $6.9 million in the first quarter, an increase of 24.8% from the prior year.  In constant currency, segment adjusted EBITDA was $7.8 million for the first quarter.

CAPITAL RESOURCES AND LIQUIDITY

As of March 31, 2015, ILG’s cash and cash equivalents totaled $97.1 million, compared to $80.5 million as of December 31, 2014.

Debt outstanding as of March 31, 2015 was $458 million, compared to $488 million as of December 31, 2014. In April 2015, ILG completed a private offering of $350 million in aggregate principal amount of 5.625% senior notes due 2023 (the “Notes”). The Notes were sold to certain qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The net proceeds from the offering, after deducting the initial purchasers’ discount and the estimated offering expenses, were approximately $343 million. ILG used the net proceeds from this offering to repay indebtedness outstanding under its senior secured revolving credit facility. The initial interest payment to bondholders of $9.8 million will occur on October 15, 2015.

For the first quarter of 2015, ILG’s capital expenditures totaled $4.8 million, or 2.6% of revenue, net cash provided by operating activities was $64.7 million and free cash flow (defined below) was $59.9 million. The $28.9 million increase in free cash flow from the same period of 2014 was principally due to higher cash receipts, a timing shift of approximately $6.2 million of payments and $13.6 million less in payments made in connection with long-term agreements.

Dividend

For the first quarter 2015, ILG paid $6.9 million, or $0.12 cents per share in dividends.

In May 2015, our Board of Directors declared a $0.12 per share dividend payable June 17, 2015 to shareholders of record on June 3, 2015.

Business Outlook

For the full year 2015, the Company provides the following guidance:

GUIDANCE	CURRENT	PRIOR
Consolidated revenue	No change	$690 - $720 million
Adjusted EBITDA	No change	$180 - $195 million
Free cash flow	$95 - $105 million	$90 - $100 million
Capital expenditures	No change	3 — 5 % of consolidated revenue
Adverse currency impact to consolidated revenue	$12.5 million	$10 million
Adverse currency impact to adjusted EBITDA	$3.5 million	$3 million

These expectations of future performance are for continuing operations and exclude the impact of any potential acquisitions or restructuring activities. Revenue and Adjusted EBITDA guidance reflects the expectation of an adverse impact of foreign exchange. Based on March 31, 2015 rates, foreign exchange movements are expected to adversely impact 2015 revenue and adjusted EBITDA by $12.5 million and $3.5 million, respectively, when compared with 2014 full year results. Adjusted EBITDA will be computed on a basis consistent with the reconciliation of the first quarter 2015 and 2014 results in the tables at the end of this release.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS, free cash flow and constant currency, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement and indenture. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of historical GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the first quarter 2015, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (844) 826-0618 (toll-free domestic) or (973) 638-3062 (international); Conference ID: 33515573. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 14 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); Conference ID: 33515573. The webcast will be archived on Interval Leisure Group’s website for 90 days after the call. A transcript of the call will also be available on the website.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of non-traditional lodging, encompassing a portfolio of leisure businesses from exchange and vacation rental to vacation ownership. In its exchange and rental segment, Interval International and Trading Places International (TPI) offer vacation exchange and travel-related products to more than 2 million member families worldwide, while Hyatt Residence Club provides exchanges among its branded resorts in addition to its participation in the Interval Network. Aston Hotels & Resorts and Aqua Hospitality provide hotel and condominium rentals and resort management. In its vacation ownership segment, Vacation Resorts International, VRI Europe, Hyatt Vacation Ownership (HVO), and TPI provide management services to timeshare resorts and clubs, as well as homeowners’ associations. HVO also sells, markets, and finances vacation ownership interests. ILG through its subsidiaries independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt marks under license from affiliates of Hyatt Hotels Corporation. Headquartered in Miami, Florida, ILG has offices in 16 countries and more than 6,000 employees. For more information, visit www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for, or insolvency of developers; consolidation of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns; changes in our senior management; regulatory changes; our ability to compete effectively and successfully add new products and services; our ability to successfully manage and integrate acquisitions; the occurrence of a change in control event under the master license agreement with Hyatt; our failure to comply with designated Hyatt® brand standards with respect to the operation of the Hyatt Vacation Ownership business; our ability to market vacation ownership interests successfully and efficiently; impairment of assets; the restrictive covenants in our revolving credit facility and indenture; adverse events or trends in key vacation destinations; business interruptions in connection with our technology systems; ability of managed homeowners associations to collect sufficient maintenance fees; third parties not repaying advances or extensions of credit; fluctuations in currency exchange rates; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014

Revenue	$184,552	$157,041
Cost of sales	82,357	63,850
Gross profit	102,195	93,191
Selling and marketing expense	18,208	14,570
General and administrative expense	35,895	31,437
Amortization expense of intangibles	3,501	2,966
Depreciation expense	4,269	3,793
Operating income	40,322	40,425
Other income (expense):
Interest income	267	44
Interest expense	(2,753)	(1,324)
Equity in earnings from unconsolidated entities	1,524	—
Other income (expense), net	921	(136)
Total other expense, net	(41)	(1,416)
Earnings before income taxes and noncontrolling interests	40,281	39,009
Income tax provision	(14,492)	(14,315)
Net income	25,789	24,694
Net income attributable to noncontrolling interest	(527)	(979)
Net income attributable to common stockholders	$25,262	$23,715

Earnings per share attributable to common stockholders:
Basic	$0.44	$0.41
Diluted	$0.44	$0.41
Weighted average number of shares of common stock outstanding:
Basic	57,179	57,505
Diluted	57,747	58,078
Dividends declared per share of common stock	$0.12	$0.11

Adjusted net income(1)	$24,733	$24,365
Adjusted earnings per share(1):
Basic	$0.43	$0.42
Diluted	$0.43	$0.42

(1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of
	March 31, 2015	December 31, 2014

ASSETS
Cash and cash equivalents	$97,092	$80,493
Vacation ownership mortgages receivable, net	6,546	7,169
Vacation ownership inventory	52,427	54,061
Deferred membership costs	8,843	8,716
Prepaid income taxes	9,632	22,029
Other current assets	124,066	112,505
Total current assets	298,606	284,973
Vacation ownership mortgages receivable, net	27,420	29,333
Investments in unconsolidated entities	34,961	33,486
Goodwill and intangible assets, net	822,273	831,125
Deferred membership costs	10,752	10,948
Other non-current assets	135,663	137,754
TOTAL ASSETS	$1,329,675	$1,327,619

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$27,412	$39,082
Deferred revenue	109,895	89,850
Other current liabilities	96,641	85,036
Total current liabilities	233,948	213,968
Long-term debt	458,000	488,000
Deferred revenue	94,607	93,730
Other long-term liabilities	110,042	111,116
TOTAL LIABILITIES	896,597	906,814
Redeemable noncontrolling interest	697	457
Total ILG stockholders’ equity	397,239	384,043
Noncontrolling interests	35,142	36,305
TOTAL EQUITY	432,381	420,348
TOTAL LIABILITIES AND EQUITY	$1,329,675	$1,327,619

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2015	2014

Cash flows from operating activities:
Net income	$25,789	$24,694
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	3,501	2,966
Amortization of debt issuance costs	223	196
Depreciation expense	4,269	3,793
Non-cash compensation expense	3,522	2,847
Non-cash interest income	66	—
Deferred income taxes	(737)	573
Equity in earnings from unconsolidated entities	(1,524)	—
Excess tax benefits from stock-based awards	(1,817)	(1,877)
Loss on disposal of property and equipment	218	10
Changes in operating assets and liabilities:
Accounts receivable	(20,121)	(16,207)
Vacation ownership mortgages receivable	2,121	—
Vacation ownership inventory	1,634	—
Prepaid expenses and other current assets	3,215	568
Prepaid income taxes and income taxes payable	13,914	13,043
Accounts payable and other current liabilities	6,317	(2,827)
Payment of contingent consideration	—	(1,184)
Deferred revenue	22,313	18,537
Other, net	1,802	(11,075)
Net cash provided by operating activities	64,705	34,057
Cash flows from investing activities:
Capital expenditures	(4,804)	(3,101)
Investment in financing receivables	—	(500)
Other	(6)	(7)
Net cash used in investing activities	(4,810)	(3,608)
Cash flows from financing activities:
Payments on revolving credit facility	(30,000)	(5,000)
Payments of debt issuance costs	(180)	—
Dividend payments	(6,892)	(6,350)
Payment of contingent consideration	—	(816)
Withholding taxes on vesting of restricted stock units	(4,333)	(3,700)
Proceeds from the exercise of stock options	63	289
Excess tax benefits from stock-based awards	1,817	1,877
Net cash used in financing activities	(39,525)	(13,700)
Effect of exchange rate changes on cash and cash equivalents	(3,771)	(328)
Net increase in cash and cash equivalents	16,599	16,421
Cash and cash equivalents at beginning of period	80,493	48,462
Cash and cash equivalents at end of period	$97,092	$64,883

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$2,443	$1,222
Income taxes, net of refunds	$1,279	$699

OPERATING STATISTICS

	Three Months Ended March 31,
	2015	% Change	2014
Exchange and Rental
Total active members at end of period (000’s)	1,811	(0.4)%	1,819
Average revenue per member	$49.87	1.2%	$49.30
Available room nights (000’s)	763	3.8%	736
RevPAR(1)	$130.39	(5.1)%	$137.37

Vacation Ownership
Contract sales (000’s)(2)	$27,197	N/M	$—
Average transaction price(2)	$39,995	N/M	$—
Volume per guest(2)	$4,216	N/M	$—

(1) Due to a change in industry reporting standards (effective January 1, 2015), RevPAR for the first quarter of 2014 has been recast from $141.45.

(2) Applicable solely for the period subsequent to the acquisition of HVO on October 1, 2014.

ADDITIONAL DATA

	Three Months Ended March 31,
	2015	% Change	2014
	(In thousands)
Exchange and Rental
Transaction revenue	$56,337	0.4%	$56,111
Membership fee revenue	32,275	1.4%	31,818
Ancillary member revenue	1,399	(13.8)%	1,623
Total member revenue	90,011	0.5%	89,552
Other revenue	8,705	50.3%	5,793
Rental management revenue	14,199	2.0%	13,924
Pass-through revenue	22,721	9.1%	20,819
Total revenue	$135,636	4.3%	$130,088
Exchange and Rental gross margin	62.2%	(0.2)%	62.3%
Exchange and Rental gross margin without Pass- through Revenue	74.8%	0.8%	74.2%

Vacation Ownership
Management fee revenue	$25,058	10.5%	$22,686
Sales financing revenue	8,596	100.0%	—
Pass-through revenue	15,262	257.7%	4,267
Total revenue	$48,916	81.5%	$26,953
Vacation Ownership gross margin	36.4%	(19.1)%	45.0%
Vacation Ownership gross margin without Pass- through Revenue	52.8%	(1.3)%	53.5%

RECONCILIATIONS OF NON-GAAP MEASURES

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	Three Months Ended March 31,
	2015	% Change	2014
	(In thousands)
Net cash provided by operating activities	$64,705	90.0%	$34,057
Less: Capital expenditures	(4,804)	54.9%	(3,101)
Free cash flow	$59,901	93.5%	$30,956

	Three Months Ended March 31,
	2015	2014
	(In thousands, except per share data)
Net income attributable to common stockholders	$25,262	$23,715
Acquisition related and restructuring costs	207	1,238
Other non-operating foreign currency remeasurements	(1,076)	(169)
Income tax impact of adjusting items(1)	340	(419)
Adjusted net income	$24,733	$24,365
Adjusted earnings per share:
Basic	$0.43	$0.42
Diluted	$0.43	$0.42

(1) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended March 31,
	2015			2014
	Exchange and Rental	Vacation Ownership	Consolidated	Exchange and Rental	Vacation Ownership	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$45,872	$6,946	$52,818	$44,725	$5,565	$50,290
Non-cash compensation expense	(2,748)	(774)	(3,522)	(2,479)	(368)	(2,847)
Other non-operating income (expense), net	926	(5)	921	17	(153)	(136)
Acquisition related and restructuring costs	(102)	(105)	(207)	(351)	(887)	(1,238)
EBITDA	43,948	6,062	50,010	41,912	4,157	46,069
Amortization expense of intangibles	(2,155)	(1,346)	(3,501)	(1,829)	(1,137)	(2,966)
Depreciation expense	(3,826)	(443)	(4,269)	(3,611)	(182)	(3,793)
Less: Net income attributable to noncontrolling interests	9	518	527	18	961	979
Equity in earnings from unconsolidated entities	(15)	(1,509)	(1,524)	—	—	—
Less: Other non-operating income (expense), net	(926)	5	(921)	(17)	153	136
Operating income	$37,035	$3,287	40,322	$36,473	$3,952	$40,425
Interest income			267			44
Interest expense			(2,753)			(1,324)
Other non-operating income (expense), net			921			(136)
Equity in earnings from unconsolidated entities			1,524			—
Income tax provision			(14,492)			(14,315)
Net income			25,789			24,694
Net income attributable to noncontrolling interest			(527)			(979)
Net income attributable to common stockholders			$25,262			$23,715

RECONCILIATIONS OF NON-GAAP MEASURES

2015 OUTLOOK

	Current Guidance
	Low	High
	(In millions)
Adjusted EBITDA	$180	$195
Non-cash compensation expense	(14)	(14)
Other non-operating income, net	1	1
Amortization expense of intangibles	(14)	(14)
Depreciation expense	(18)	(18)
Interest, net	(20)	(20)
Income tax provision	(43)	(49)
Net income attributable to common stockholders	$72	$81

	Current Guidance
	Low	High
	(In millions)
Net cash provided by operating activities	$116	$141
Less: Capital expenditures	(21)	(36)
Free cash flow	$95	$105

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, and (5) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, and (3) other special items.

Ancillary member revenue - Other Interval Network member related revenue including insurance and travel related services.

Available room nights - Number of nights available for rental by Aston and Aqua at managed vacation properties, which excludes all rooms under renovation. Aqua available room nights are included only from the acquisition date.

Average revenue per member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network and Hyatt Residence Club for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period. Hyatt Residence Club revenue is included herein only since its date of acquisition.

Average transaction price – Contract Sales divided by the net number of transactions during the period subsequent to HVO’s October 1, 2014 acquisition.

Constant Currency – Represents current period results of operations determined by translating the functional currency results into dollars (the reporting currency) using the actual blended rate of translation from the comparable prior period. Management believes that the presentation of results of operations excluding the effect of foreign currency translations serves to enhance the understanding of ILG’s performance and improves period to period comparability of results from business operations.

Contract sales – Total vacation ownership interests sold at consolidated and unconsolidated projects pursuant to purchase agreements executed, net of cancellations received, during the period which are no longer subject to a statutory rescission period and where we have received a minimum 10% down payment of the contract purchase price. Contract sales are included herein only since HVO’s October 1, 2014 acquisition.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free cash flow - Cash provided by operating activities less capital expenditures.

Gross lodging revenue - Total room revenue collected from all Aston and Aqua-managed occupied rooms.

Management fee revenue – Represents vacation ownership property management revenue earned by our Vacation Ownership segment exclusive of pass-through revenue.

Membership fee revenue – Represents fees paid for membership in the Interval Network and Hyatt Residence Club.

Other revenue – includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

Pass-through revenue - Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and cost of sales and that are passed on to the property owners or homeowner associations without mark-up. Pass-through revenue of the Vacation Ownership segment also includes reimbursement of sales and marketing expenses, without mark-up, pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison

Rental management revenue – Represents rental management revenue earned by our vacation rental businesses within our Exchange and Rental segment, exclusive of pass-through revenue.

RevPAR - Gross Lodging Revenue divided by Available Room Nights for Aston and Aqua.

Total active members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period. All Hyatt Residence Club members are also members of the Interval Network.

Transaction revenue – Interval Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing and related transactions.

Volume per guest – Contract sales divided by the total number of tours during the period subsequent to HVO’s October 1, 2014 acquisition.

Interval Leisure Group

Investor Contact:

Jennifer Klein, 305-925-7302

Investor Relations

Jennifer.Klein@iilg.com

Or

Media Contact:

Christine Boesch, 305-925-7267

Corporate Communications

chris.boesch@iilg.com